Throwdown industries HOLDINGS, LLC

EXCLUSIVE DISTRIBUTION AND LICENSE AGREEMENT

This Exclusive Distribution and License Agreement (“Agreement”) is made effective this 10th day of April 2014 (“Effective Date”) by and between Throwdown Industries Holdings, LLC, a Delaware limited liability company and its affiliates and or assigns (collectively the "Throwdown") and Partner Business Importação e Exportação LTDA, a corporation formed in Brazil ("Licensee"). Corporation and Licensee are individually referred to as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Throwdown is the sole owner of all rights, title, and interest to the Throwdown trademarks, trade names, copyrights, and intellectual property listed in Exhibit A, attached hereto and made a part hereof (the “Trademarks”);

WHEREAS, Throwdown desires to license to Licensee and Licensee desires to license from Throwdown the Trademarks for the use and application to, the sale of, the manufacturing of, and the marketing of (the “Licensed Rights”) only those Products listed in Exhibit B attached hereto and made a part hereof (the “Licensed Products”); and

WHEREAS, Licensee desires to acquire the exclusive right to distribute Licensed Products within Brazil, which shall be defined as the “Territory” for the purposes of this Agreement.

NOW, IT IS THEREFORE AGREED, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto mutually agree as follows:

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AGREEMENT

1.           Grant of License.         Throwdown hereby grants to Licensee, and Licensee hereby accepts, the non-assignable, royalty-based license and right to use the Trademarks for the Licensed Rights, for the Licensed Products only, in the Territory only, throughout the Term as defined below, subject to the terms and conditions of this Agreement. Throwdown reserves the right to sell, manufacture, market, license, and/or distribute any of the Licensed Products outside of the Territory, and to use the Trademarks and sell, manufacture, market and distribute other product categories which are not specifically listed on Exhibit B, attached hereto and made a part hereof, throughout the Territory. The Exhibit B will be reviewed at intervals of 6 months to ensure it’s update and guarantee to Licensee the insertion of new products consistent with a Partner’s acceptable strategy reflecting the launch of any new portfolio of products distributed in the USA Licensee shall not sell any Licensed Products outside of the Territory without written consent from Throwdown, which consent may be withheld or limited at Throwdown’s sole discretion. Licensee accepts the foregoing appointment and agrees to promote, distribute and deliver the Licensed Products in the Territory and to conduct business in a manner so as to promote and enhance the reputation and goodwill of Throwdown and the Licensed Products. Licensee shall not sub-license the Trademarks without prior written consent from Throwdown, which consent may be withheld or limited at Throwdown’s sole discretion.

2.           Distribution Rights.  Throwdown grants to Licensee the exclusive right to distribute the Licensed Products for use in the manufacture, production and sale of the Licensed Products only within the Territory.

3.           Term.      The term of this Agreement shall be for two (2) years beginning on the Effective Date (“Initial Term”). If, at the end of the Initial Term, Distributor is in compliance with all terms and conditions of this Agreement, including paying the Minimum Royalties as defined below, then this Agreement shall be extended for an additional two (2) year term, subject to the Minimum Royalty increases detailed in Paragraph 3 below (“First Extended Term”). If, at the end of the First Extended Term, Distributor is in compliance with all terms and conditions of this Agreement, including paying the Minimum Royalties as defined below, then this Agreement shall be extended for an additional two (2) year term, subject to the Minimum Royalty increases detailed in Paragraph 3 below (“Second Extended Term”). The Initial Term, First Extended Term, and Second Extended Term are collectively referred to as the “Term”, and so successively.

4.           Royalty And Minimum Royalties.

A.           Royalty.   During the Term, Licensee shall pay to Throwdown a Royalty for the use of the Trademark calculated at the rate of Ten Percent (10%) (the “Royalty Rate”). The Royalty shall be computed by multiplying the Royalty Rate by the amount of Licensee's Gross Sales, as defined below, of Licensed Products. The Royalty shall accrue and be deemed payable each quarter during the Term. All Royalties shall be payable in U.S. dollars.

B.           Gross Sales.   As used herein, the term "Gross Sales" shall mean the gross dollar value of all sales of Licensed Products by licensee, less bona fide and reasonable trade discounts, returns and allowances actually given. Gross sales per sku may be different based on wholesale, distributor price and direct to consumer pricing. The Royalty will be paid on the amount sales irrespective of channel. No deductions shall be made for cash or other discounts (except for trade discounts), freight, commissions, uncollectible accounts, advertising expenses, or any other deductions not approved in writing by Throwdown. During each year of each Term, the combined total of returns, trade discounts and allowances shall not exceed twenty percent (20%) of Licensee's Gross Sales.

C.           Minimum Royalties.

1.	The Minimum Royalty for 2014 shall be $100,000.00 paid as follows: Licensee shall pay Throwdown $40,000.00 upon the execution of this Agreement, $10,000 to be paid on or before April 10th 2014 and $50,000.00 on or before August 11, 2014.

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2.	The Minimum Royalty for 2015 shall be $250,000.00 paid as follows: Licensee shall pay Throwdown $62,500.00 or before April 1, 2015, $62,500.00 on or before July 1, 2015, $62,500.00 on or before October 1, 2015, and $62,500.00 on or before January 6, 2016.

3.	The Minimum Royalty for years after the Initial Term shall be no less than 10% increase of prior year and agreed upon in writing between the Parties prior to the start of the First Extended Term.

4.	Licensee may satisfy its obligation to reach the Minimum Royalty in each Contract Year with sales of the Licensed Products in the Territory only.

D.           In case of occurrence of strikes in the contract period or customs issues arising from state acts, the deadlines for payments of Royalties of those respective Licensed Products will be automatically extended for equal periods to which the Licensed Products are retained without impact on other terms and conditions of this Agreement.

5.           Termination.

A.           By Licensee.     In the event Licensee believes Throwdown is in material breach of this Agreement, Licensee may send notice of termination to Throwdown specifying the nature of the breach and demanding cure of such breach. If Throwdown has not cured or taken reasonable steps leading to the cure of such breach within thirty (30) days after receipt of such notice, then Licensee shall have the right to terminate this Agreement upon an additional thirty (30) days written notice.

By Throwdown.   In the event Throwdown believes Licensee is in material breach of this Agreement, Throwdown may send a notice of termination to Licensee specifying the nature of the breach and demanding cure of such breach (“Notice of Termination”). If Licensee has not cured or taken reasonable steps leading to the cure of such breach within thirty (30) days of receiving the Notice of Termination, then Throwdown shall have the right to terminate this Agreement immediately

B.           By Throwdown Immediately.     Throwdown shall have the right to terminate this Agreement effective immediately if Licensee:

i.            becomes insolvent; or

ii.           files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and not dismissed within thirty (30) days, or Licensee makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; or

iii.          discontinues its business without approval of Throwdown; or

iv.          or any person who owns interest in Licensee commits any act or makes any statement that materially disparages Throwdown or any affiliates thereof; or

v.           challenges the validity or the entitlement of Throwdown to use or license the use of any of the Licensed Rights;

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vi.         causes or suffers a receiver to be appointed for it or its business and such receiver has not been discharged within thirty (30) days after the date of appointment thereof; or

vii.         enters into an unapproved sublicense or assignment of this Agreement; or is in violation of Section 13 below; or

viii.        is in violation of Section 9G of this Agreement

C.           By Licensee.     Licensee shall have the right to terminate this Agreement effective immediately if Licensee:

i.            becomes insolvent; or

ii.           files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Throwdown and not dismissed within thirty (30) days, or Throwdown makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; or

iii.          discontinues its business; or

iv.         or any person who owns interest in Throwdown commits any act or makes any statement that materially disparages Licensee or any affiliates thereof; or

v.           Licensee shall remain liable for all Royalties and other payments due under this Agreement through the effective date of events in detailed in sub-sections i-iv above.

D.           Liquidation of Goods.    Upon the expiration or termination of this Agreement, Licensee shall immediately discontinue all use of the Trademarks, except as to any remaining inventory or pending orders, pay to Throwdown any accrued Royalty through the date of the expiration or termination of this Agreement, and provide Throwdown an accurate accounting of Licensed Products in Licensee’s possession at the time of expiration or termination of this Agreement. Throwdown shall have an option to purchase any of the Licensed Products, (including work in process and piece goods) in Licensee's possession on the date this Agreement expires or is terminated, at a price equal to Licensee's cost for such Licensed Products, plus five percent (5%) except that Throwdown's option shall not extend to Licensed Products required by Licensee to fulfill its existing orders and commitments as of the date of termination or expiration of this Agreement (“Option to Purchase”). Such Option to Purchase must be exercised by Throwdown, if at all, within thirty (30) business days after receipt of Licensee's accounting of Licensed Products in Licensee’s possession at the time of the expiration or termination of this Agreement (“Inventory Accounting”). If Licensee does not provide Throwdown the Inventory Accounting within five (5) days of the expiration or termination of this Agreement, then Licensee forfeits any rights to the Licensed Products, the Licensed Products shall be returned to Throwdown at Licensee’s expense, and Licensee have no ownership rights or rights to sell the Licensed Products. If Throwdown, after receiving the Inventory Accounting within ten (10) days of the expiration or termination of this Agreement, declines to exercise its Option to Purchase, then Licensee shall have sixty (60) days (the “Disposal Period”) during which it may use the Trademarks to make an orderly disposition of its inventory of the Licensed Products on a non-exclusive basis. During the Disposal Period, Licensee shall not sell any of the Licensed Products for less than fifty percent (50%) of Throwdown’s published retail price. Any Licensed Products returned to Licensee after the expiration of the Disposal Period shall become property of Throwdown and returned to Throwdown at Licensee’s expense. The Disposal Period shall begin on the earlier of the date Throwdown notifies Licensee that it has declined to exercise its Option to Purchase, or upon the expiration of Throwdown's thirty (30) business day response time. Any Royalty accrued during the Disposal Period shall be paid to Throwdown with ten (10) days of the expiration of the Disposal Period. Any Licensed Products in Licensee’s possession at the end of the Disposal Period shall be return to Throwdown at Licensee’s expense.

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6.           Direct Sourcing.         During the Term, Licensee shall have the to opportunity to direct source Throwdown branded products other than the Licensed Products for sale within the Territory (“Direct Sourced Products”). In order for Licensee to purchase Direct Sourced Products, the Parties agree to the following procedure:

A.           Licensee shall submit a Purchase Order for the Direct Sourced Products to Throwdown using a purchase order form in a format approved by the Parties.

B.           Within two (2) business days of Throwdown’s receipt of the purchase order, Throwdown will advise Licensee of Throwdown’s approval or disapproval of the purchase order at Throwdown’s sole discretion.

C.           Within five (5) business days following an approved purchase order, Licensee shall pay to Throwdown any required pre-production deposit of 35% of the approved purchase order, unless otherwise agreed to or and previously informed to licensee required by third party suppliers.

D.           Within five (5) business days following Licensee’s receipt of notice from Throwdown that the Direct Sourced Products are ready for to ship, Licensee shall pay Throwdown the balance of the invoice for the purchase order plus shipping costs. Licensee shall be deemed to have received the Direct Sourced Products once shipped and Licensee shall bear all risk of loss for those Direct Sourced Products.

E.           The Parties acknowledge and agree that if Licensee does not make a timely pre-production deposit following a receipt of an approved Purchase Order, the approved purchase order shall be null and void.

F.           The Parties acknowledge and agree that if Licensee does not make a timely payment of the balance of the invoice plus shipping costs of an approved purchase order, Licensee shall still be responsible for the balance of the invoice and Throwdown shall have to option to terminate this Agreement immediately.

7.           Books and Records.

A.           Maintenance of Records.   Licensee shall maintain at its principal place of business complete and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement. Such books of account and records shall be maintained during the Term and for a period of three (3) years thereafter.

B.           Quarterly Reports.  Not later than the fifth (5th) day of the first month following the end of Quarter of the Term, Licensee shall submit to Throwdown a written report, certified as true and correct by an officer of Licensee, setting forth the following information:

i.            The quantity, description and sales price of all Licensed Products sold by Licensee by segment including direct to consumers, to retailers etc., during the prior Quarter and for the Contract Year to date, specifically listing sales to consumers and sales to wholesale accounts; and

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ii.           The dollar amount of all pending orders or Licensed Products as of the end of the prior Quarter; and

iii.          The information disclosed on such reports shall be reasonably detailed and must be presented in a clear and understandable manner.

iv.         A reconciliation against any prepaid royalties and a summary of the royalties due. Royalties are payable no later than the fifteenth (15th) day of the first month following the end of the Quarter of the term.

8.           Licensed Products Approval.

A.           Generally.  No Licensed Products shall be manufactured, distributed or sold by Licensee unless the License Products have been approved in advance by Throwdown, as provided herein, and manufactured by a manufacturer approved by Throwdown.

B.           Approval of Product Designs and Graphics.  Each Product Design and Graphic for the Licensed Products shall be approved by Throwdown within ten (10) days of Licensee’s request for approval. Licensee shall submit the Product Designs and Graphics for the Licensed Products to the Throwdown CEO or other designed representative via email for approval along with samples, if available, of all proposed colors, fabrics and other materials. If Throwdown fails to indicate its approval or disapproval within ten (10) days of Licensee’s approval request, then it shall be deemed that Throwdown has approved the submitted Product Design and Graphic for the Licensed Products. Licensee understands that Throwdown will not approve any designs or graphics which do not accurately reflect the image and merchandising associated with the Trademarks and Throwdown's proprietary products and to otherwise insure that the Licensed Products are competitive with similar products otherwise being sold throughout the industry. Throwdown will make its own graphics and art available to Licensee for use on the Licensed Products to the extent Throwdown deems reasonably appropriate. Throwdown shall retain ownership rights with regard to same.

C.           Approval of Samples. A Sample of each proposed item of Licensed Products which have received Throwdown’s Product Designs and Graphics approval shall be submitted by Licensee to Throwdown for approval. Throwdown shall, within ten (10) business days after receipt of Licensee's submission for approval of Sample, notify Licensee of Throwdown's approval or disapproval thereof. Approvals shall not be unreasonably withheld. In the event that Throwdown shall fail to disapprove of any submission of a Sample within such time period, Throwdown's approval thereof shall be deemed to have been given. Licensee shall use such approval forms as may be prescribed by Throwdown from time to time. All Samples shall be of production quality and shall be accompanied by complete specifications, fabric samples and color swatches.

D.           Production Samples.   Licensee shall provide two (2) Production Samples of each item of Licensed Products manufactured during the Term to Throwdown for Throwdown's historical sample line, at no cost to Throwdown.

E.           Quality Control.   Licensee shall from time to time upon request of Throwdown, forward additional samples of the Licensed Products to Throwdown so that Throwdown may review the design and quality thereof. Throwdown shall notify Licensee if any such sample fails to meet the design or quality standards previously approved by Throwdown. Throwdown shall specify in such notice how, in the opinion of Throwdown, the Licensed Products fails to meet such standards. Upon receipt of such notification, Licensee shall immediately take all necessary steps to bring such Licensed Products into conformance with Throwdown's previous approvals.

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F.           Inspection.  Licensee agrees to permit Throwdown or its authorized representatives to have access to Licensee's premises and place(s) of manufacturing no more than one (1) time per calendar quarter, during normal business hours, upon reasonable advance notice, to inspect working conditions and to perform inspections of the Licensed Products to insure that the design and quality standards required by Throwdown are being met.

9.           Licensee Obligations.   Licensee agrees as follows:

A.           That it shall spend at least three percent (3%) of its Gross Sales derived from sales of Licensed Products on Throwdown brand marketing in the Territory, which marketing plan and advertising materials shall be approved in advance and in writing by Throwdown; and

B.           That it shall comply with all of its obligations under this Agreement and will pay for all approved purchase orders in accordance with Section 6 by wire in full and in advance of processing and shipping; and

C.           That it shall not alter the Trademarks or Licensed Products or Direct Sourced Products in any manner and that all Licensed Products and Direct Sourced Products shall stay within the Territory unless Licensee receives prior written consent from Throwdown to do otherwise; and

D.           That it shall maintain sufficient inventory to meet retail customer demand, a qualified, competent workforce and staff, and proper vehicles to enable Licensee to properly perform all obligations under this Agreement; and

E.           That it will communicate on a regular basis with Throwdown representatives to review sales reports and market conditions, to review the current retail customer list and establish ongoing forecasts; and

F.           That it will maintain pricing of the Licensed Products to be consistent with the image and integrity of Throwdown and the Trademarks; and

G.           That during the calendar year 2015 and each year thereafter during the license, Licensee shall promptly reimburse Throwdown for all expenses associated with two (2) trips per year by one (1) Throwdown executive to the Territory; and

H.           That it shall comply with all legal, tax, and tariff requirements relating to the purchase, sale and distribution of the Licensed Products and Direct Sourced Products, and shall maintain all governmental permits or licenses required to operate its business including, without limitation all requirements relating to deposits on bottles (if any) for the Licensed Products and Direct Sourced Products; and

I.           That it shall establish procedures to initiate and affect a market withdrawal or recall in accordance with applicable laws and regulations. Licensee shall promptly inform Throwdown of all complaints relating to the Licensed Products and or Direct Sourced Products or any allegations, or other circumstances giving rise to or indicating a need for a recall in connection with any Licensed Product or Direct Sourced Products or its materials or ingredients; and

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J.           That it shall maintain automobile, worker's compensation, product liability and comprehensive general liability insurance for injury to or death of any person and for damage to property in such amounts as are customary and reasonable for Licensee’s operations and as is required by law to protect Throwdown from claims arising from Licensee’s operations or obligations under this Agreement. Licensee will provide certificates of insurance evidencing such coverage to Throwdown and shall list Throwdown as an additional insured upon request; and

10.         Throwdown Obligations.  Throwdown agrees as follows:

A.           To discuss regularly with Licensee the sales of the Licensed Products and Direct Sourced Products, provide support with local marketing initiatives, demo programs, review retail customer lists, sales priorities and forecasts; and

B.           To maintain accurate financial records on the Licensed Products and Direct Sourced Products; and

C.           That it shall obtain and maintain, and will continue to maintain at all times during the term of this Agreement, at its own expense, comprehensive general liability insurance and product liability insurance to cover the product manufactured by Throwdown in an amount not less than $1,000,000.00 US per occurrence in respect of bodily injury and $1,000,000.00 US per occurrence in respect of property damage. Throwdown will provide certificates of insurance evidencing such coverage to Licensee upon request: and

D.           That it will incur the expense of airfare to and lodging in the Territory for one (1) trip in calendar year 2014 for up to three (3) persons designated by Throwdown to support the launch of the Licensed Rights Licensor will incur the expense of travel to Territory of 1 trip per quarter in 2014 to support the launch of the territory license. This initial trip will include 3 key Throwdown executives. All of the travel related expenses of Throwdown associated with its travel during 2014 are the responsibility of Throwdown; and

E.           Will arrange and provide product lines observing the market needs served by Licensee by sending new Designs and Graphics to Licensee every time there is a change in product lines abroad, ensuring Licensee always has updated product lines resold within the Territory.

11.         Trademarks and Intellectual Property.   Licensee recognizes the validity of the Trademarks and other intellectual property of Throwdown (collectively with the Trademarks, the “Intellectual Property”) and acknowledges that such Intellectual Property is the sole property of Throwdown. Licensee may use the Trademarks in connection with performing its obligations under this Agreement only. Licensee may not act in any manner which is likely to impair the Intellectual Property, and shall not infringe upon, dilute or harm Throwdown’s rights in the Intellectual Property. Licensee may not register domains or use the Intellectual Property on social media sites without the prior written consent of Throwdown. Throwdown will purchase related domains and websites and collaborate with Licensee on content of information on such domains and website. All goodwill associated with the Trademarks shall inure solely to the benefit of Throwdown. Licensee shall immediately inform Throwdown of any infringement or abuse of the Intellectual Property within the Territory or elsewhere, from Licensee knowledge.

A.           Acknowledgments. Licensee hereby acknowledges that:

i.            Great value is placed on the Trademarks, and the goodwill associated therewith, in the Territory and elsewhere, and the Trademarks and all rights therein and goodwill pertaining thereto, belong exclusively to Throwdown; and

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ii.           The consuming public and the industry associate the Trademarks with products of consistently high quality; and

iii.          The conditions, terms, restrictions, covenants and limitations of this Agreement are necessary, equitable, reasonable and essential to assure the consuming public that all goods sold under the Trademarks are of the same consistently high quality as sold by Throwdown or others who are or may hereafter be licensed to sell any products using the Trademarks.

B.           Restrictions,

i.            Licensee agrees that it will not use or permit the use, for its employees, partners or representatives, of the Trademarks for any purpose or use other than those connected with the design, manufacture and sale (including advertising and promotion) of the Licensed Products in the Territory in the manner prescribed in this Agreement. Except as otherwise provided herein, Licensee shall not use, cause or permit the Trademarks, or any confusingly similar trade mark or name to be used by Licensee, any of its divisions, any affiliate, agent, or subsidiary, or other person in Licensee's business or the business of any person, corporation or entity either controlled by Licensee or in which Licensee has an interest, either within the Territory or elsewhere in the world.

ii.           Licensee agrees that it shall not, at any time, apply for any copyright or Trademarks which would or could affect Throwdown's rights in and to the Trademarks, or any of Throwdown's copyrights, or other proprietary rights, nor file any document with any government authority, or take any action which would or could affect Throwdown's ownership of the Trademarks or Throwdown's copyrights or other proprietary rights, and Licensee shall not aid or abet anyone else in doing so, in the Territory or anywhere in the world.

C.           Ownership Rights.

i.            Licensee acknowledges and agrees that it does not acquire any ownership or proprietary rights of any nature in the Trademarks as a result of this Agreement (except the rights to use the Trademarks expressly granted herein).

ii.           Licensee further acknowledges and agrees that all designs created for the Licensed Products (whether by Licensee or Throwdown) shall be used only in connection with the manufacture and sale of Licensed Products pursuant to this Agreement.

D.           Trademarks Protection.

i.            The license granted hereunder is conditioned upon Licensee's complete compliance with the provisions of the Trademarks laws of the Territory and all laws, rules and regulations of each autonomous or semi-autonomous authority therein.

ii.           Licensee agrees to cooperate with Throwdown in protecting and defending the Trademarks in the Territory, including protection against counterfeiting and other acts of infringement by third parties. In the event that Licensee becomes aware of any claim or dispute involving the Trademarks, or of any counterfeiting or other acts of Trademarks infringement in the Territory, Licensee shall promptly give Throwdown notice of the nature and extent of same. Throwdown has no obligation to take any action whatsoever with respect to any such matter, unless Licensee's rights to use the Trademarks pursuant to this Agreement are jeopardized, in which case Throwdown will take all action and expense reasonably necessary to protect the rights granted to Licensee hereunder. In all other events, Throwdown may act as it deems appropriate in its sole and absolute discretion with respect to any such matter, including, without limitation, instituting appropriate legal action. Alternatively, Throwdown may authorize Licensee to take action with respect to any such matter, subject however, to any conditions imposed upon Licensee (including, but not limited to, an agreement by Licensee to pay all costs associated therewith).

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E.           Litigation.     With respect to all legal actions involving the Trademarks or the Licensed Products which are instituted by Throwdown, including actions in which Licensee becomes a party, Throwdown shall have the sole right to employ counsel of its own choosing and to direct the handling of the litigation and any settlement thereof. Throwdown shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such action except for any amounts specifically identified as resulting from Licensee's lost profits, which amount shall be awarded to Licensee and Licensee's own attorneys fees and costs to the extent awarded in such action.

F.     Reversion of Interests.    Licensee shall, upon termination or expiration of this Agreement take all action and execute all documents as may be necessary or appropriate to reflect the termination of its rights to use the Trademarks and the other rights granted hereunder. In the event that Licensee shall fail to either execute any such document or take any such action reasonably requested of it, then Licensee hereby appoints Throwdown its true and lawful attorney-in-fact for the sole purpose of executing any such document or taking any such action in the place and stead of Licensee. This power of attorney is coupled with an interest, is irrevocable, and shall survive the termination or expiration of this Agreement.

12.         Confidentiality.

A.           Confidentiality.  In connection with the performance of this Agreement, Each Party may have access to certain confidential and proprietary information of the other Party. For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary information provided by each Party to the other , whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work, and shall include the terms of this Agreement (but not the existence of this Agreement), information relating to the Intellectual Property and to business plans, financial matters, financial audits, products, services, manufacturing processes and methods, costs, sources of supply, the identity of manufacturers, compliance audits and reports, strategic marketing plans, customer lists, sales, profits, pricing methods, personnel and business relationships. Recognizing that such information represents valuable assets and property of each Party and the damage that may occur to the Party that provides it, if any of such Confidential Information is disclosed, the receiving Party agrees to hold all such Confidential Information in strict confidence and not to use or otherwise disclose any such Confidential Information to third parties (other than, as reasonably required, to attorneys and accountants or other retained consultants, lenders or investors subject to confidentiality requirements at least as stringent as those herein) without having received the prior written consent of the disclosing Party and a written agreement from such third party to maintain such Confidential Information in confidence. Upon termination or expiration of this Agreement, the Parties will maintain in confidence any and all Confidential Information.

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B.           Non-Disclosure.  Each Party shall not:

i.            Use, disclose, or make available any Confidential Information of the Other Party, either in whole or in part, in any manner whatsoever, directly or indirectly, to third persons or any persons for purposes unrelated to the objectives of Throwdown or Licensee without prior written authorization of an executive officer of the disclosing Party (Each Party shall promptly notify the to another of any Confidential Information which becomes public without the prior approval or knowledge by other Part); or

ii.           Make or permit to be made copies or other reproductions of the Confidential Information; or

iii.          Make any commercial use of the Confidential Information.

C.           Exceptions. The obligations under Section 12 shall not apply to any information obtained by Licensee that would otherwise constitute Confidential Information but which: (i) was already known by the Parties prior to its relationship, as established by Parties’ written records; (ii) is or becomes generally available to the public other than as a result any Party’s breach of this Agreement; (iii) is furnished to Licensee by a third party who is not known by Licensee to be bound by an obligation of confidentiality with respect to such information and who is lawfully in possession of, and who lawfully conveys, such information or (iv) is subsequently developed by Licensee independently of the information and/or materials received from Throwdown, as established by Licensee’s written records. If any Party becomes legally compelled by order of a court or other competent governmental agency, or by applicable law to disclose any of the Confidential Information of the other Party, the obligated Party shall notify the other Party promptly so that the other Party may seek a protective order or other appropriate remedy, and the obligated Party will not be in breach of this Section 12 for disclosing such Confidential Information as required pursuant to such order or law. If the Party affected elects to seek a protective order, the obligated Party shall cooperate in seeking such protective order. If no such protective order or other remedy is obtained, the obligated Party shall furnish only that portion of the Party affected Confidential Information which it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

D.           For purposes of this Section 12, the Parties shall be deemed to include its principals, officers, directors, employees, shareholders, members, agents, representatives, successors and assigns and each person or entity that the Parties directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the respective Party.

13.         Assignment/Change of Control.  This Agreement is personal in nature, and Licensee’s rights and obligations hereunder cannot be assigned, sub-licensed, or otherwise transferred, nor may Licensee delegate the performance of any of its duties without the prior written consent of Throwdown. Any change in the direct or indirect voting control (in law or in fact) of Licensee shall be deemed an assignment of this Agreement that requires the prior written consent of Throwdown. Any assignment without written consent of Throwdown shall be deemed void at its inception, shall be cause for immediate termination of this Agreement, and shall entitle Throwdown to immediate payment of all outstanding receivables.

14.         Representations and Warranties.

A.           Representations of Licensee.  Licensee represents and warrants as to all of the following:

i.            Licensee has been duly formed and organized and is validly existing in good standing under the laws of the jurisdiction in which it was formed.

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ii.           Licensee is or will be duly qualified to do business in all jurisdictions within the Territory, which require such qualification to conduct the business to be conducted by Licensee under this Agreement.

iii.          Licensee has full power and authority to enter into and perform this Agreement.

iv.          This Agreement has been duly authorized by all necessary action on the part of Licensee's board of directors (or other governing body) and has been duly executed and delivered by Licensee.

v.           Licensee has entered into no other agreement or contract, and is not subject to any order, decree or ruling, which would prohibit Licensee from performing its obligations to sell the Licensed Products under this Agreement.

vi.          Licensee has adequate capital to finance the business contemplated by this Agreement and has adequate production resources to fulfill its obligations hereunder.

B.           Representations of Throwdown. Throwdown represents and warrants as to all of the following:

i.            Throwdown is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed.

ii.           Throwdown has the power and authority to enter into this Agreement.

iii.          This Agreement has been duly authorized by all necessary action on the part of Throwdown's board of directors (or other governing body) and has been duly executed and delivered by Throwdown.

iv.          Throwdown is the lawful owner of all Intellectual Property;

v.           Throwdown has entered into no other agreement or contract and is not subject to any order, decree or ruling, which would prohibit Throwdown from performing its obligations under this Agreement.

vi.          To the best of Throwdown's knowledge, the proper use of the Intellectual Property by Licensee pursuant to this Agreement will not infringe upon the rights of any third party.

15.         Indemnity.

A.           Throwdown, at its own expense, shall defend, indemnify and hold Licensee, and its officers, directors, shareholders, employees, members, agents, successors and assigns harmless against any and all demands, claims, liabilities, suits, proceedings, damages, losses judgments and settlements and all related costs and expenses including but not limited to reasonable attorneys fees and court costs, arising directly from any allegation that Licensee's use of the Trademarks in accordance with this Agreement and in a reasonable manner infringes a third party's intellectual property rights within the Territory. Licensee shall promptly notify Throwdown of such claim and shall permit Throwdown to have sole control over the defense, investigation, settlement and appeal (if any) of such claim, and Licensee shall provide Throwdown with reasonable assistance, at Throwdown's expense, in the defense and settlement of such claim. Licensee acknowledges that the foregoing is in lieu of any warranties of non-infringement which are hereby disclaimed. The indemnification obligations referenced above shall survive the termination or expiration of this Agreement.

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B.           Licensee, at its own expense, shall defend, indemnify and hold Throwdown and its affiliates and their respective officers, directors, stockholders, employees, members, agents, successors and assigns harmless from and against any and all demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, reasonable attorneys' fees and court costs, arising directly or indirectly from or in connection with:

i.            the violation of any law, statute, or act of any jurisdiction within the Territory committed by Licensee; or

ii.           any act or omission in the course of performance under this Agreement by Licensee. If any action or proceeding shall be brought or asserted against Throwdown in which indemnity from Licensee may be sought under this paragraph, Throwdown shall promptly notify Licensee in writing and Licensee shall assume the defense thereof. Throwdown may, at its own expense, be represented by its own counsel in such action or proceeding. The indemnification obligations referenced above shall survive termination or expiration of this Agreement.

C.           Each Party will promptly notify the other of any claims or actions to which the foregoing indemnifications may apply.

16.         Independent Status. Licensee is an independent contractor and is engaged in its own, entirely separate business operations over which Throwdown has no control. Neither Party is granted any expressed or implied right or authority by the other Party to assume or create any obligations or responsibility on behalf the other, or to bind the other Party in any manner whatsoever. Licensee expressly acknowledges and agrees that Throwdown has not given Licensee any power or authority to enter into any type of agreement on behalf of Throwdown or which would legally bind Throwdown. Further, Licensee acknowledges that it is solely responsible for all sales and marketing efforts, at its own expense, determined appropriate for the performance of its obligations hereunder and acknowledges that neither this Agreement nor the relationship created thereby is that of a franchisor-franchisee or any other relationship other than licensor-licensee, supplier-distributor or vendor-customer.

17.         Notices.     All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery service and addressed to the Parties at their respective addresses as they appear below or by email to the email addresses as indicated below or facsimile transmission to the facsimile telephone numbers as indicated below. The Parties may change their addresses, email addresses, or facsimile telephone numbers for notice by giving notice of such change in accordance with this Paragraph. Notices sent by overnight delivery service shall be deemed received on the business day following the date of deposit with the delivery service. Notices sent by email or facsimile transmission shall be deemed received on the date of transmission, provided that is during regular business hours, otherwise on the next business day.

To Throwdown:	David E. Vautrin, CEO
18 Goodyear
Suite 125
Irvine, CA 92618
Phone: 949-705-8621
Fax: 1-866-406-3455
Email: dave.vautrin@Throwdown.com

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With a copy to:	Jaime R. Quezon, Esq.
805 W. Azeele Street
Tampa, FL 33606
813 387 3333
Fax 813 387 3050

To Licensee:
Partner Business Importação e Exportação LTDA
Attn: Gerson Alberti, CEO
Partner Business - Importacao,
Exportao E Comercial LTDA
Rua Gra Nicco, 113 Bloco 3 Sala 603-M_
81.200-200 Curitiba, PR
Phone: 55-41-3246-0833
Email: gerson.alberti@partnerbusiness.com.br

18.         Miscellaneous.

A.           Governing Law; Forum Selection; Venue Selection.

i.            This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, County of Orange in accordance with the laws of California applicable to agreements wholly made and to be performed there, excluding its conflict of laws rule.

ii.           Except as expressly provided otherwise in this Agreement, the courts of Orange County, California, shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the courts of Orange County, California.

iii.          Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a court of competent jurisdiction sitting in Orange County, California, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, Throwdown shall have the right, but not the obligation, to take action in a court of competent jurisdiction in Brazil or any other nation in which Licensee does business, to the extent necessary to protect Throwdown’s rights hereunder, including without limitation its right to seek equitable relief. Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 18 of this Agreement shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

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B.           Fees. The prevailing party in any action to enforce this Agreement, shall be entitled to recover its attorneys’ fees and court costs from the other party.

C.           Advice of Counsel. Each Party acknowledges that they have had an opportunity to receive the advice of counsel in connection with the negotiation of and execution of this Agreement.

D.           Entire Agreement. This Agreement, including the Exhibits attached hereto, contains the complete statement of the agreement between the Parties, and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended only by a written supplement, duly executed on behalf of the respective Parties. The Parties agree the Whereas Clauses are true and correct and are fully incorporated into and a part of this Agreement.

E.           Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties’ intent in entering into this Agreement.

F.           No Waiver.  No failure by Throwdown to insist upon the strict performance by Licensee of any of the terms and provisions hereof shall be deemed to be a waiver of any of the terms and provisions hereof, and Throwdown, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Licensee of any and all of the terms and provisions of this Agreement to be performed by Licensee.

G.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

H.           Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Signatures follow]

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THROWDOWN INDUSTRIES HOLDINGS, LLC		PARTNER BUSINESS IMPORTAÇÃO E EXPORTAÇÃO LTDA

By:	/s/ David E. Vautrin	By:	/s/ Gerson Alberti
Name:	David E. Vautrin, CEO	Name:	Gerson Alberti, CEO

Dated:	April 10, 2014	Dated:	April 11, 2014

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Exhibit A

THROWDOWN®

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exhibit B

LICENSED PRODUCTS

(PBIE to provide Business plan with detail per product type)

Cages, Functional Fitness Equipment, Training and Protective Gear, Mouth Guards, Apparel, Headwear and Accessories

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